BB&T Withdraws OTS Application in Proposed FloridaFirst Bancorp Merger

WINSTON-SALEM, N.C., Mar 17, 2003 /PRNewswire-FirstCall via COMTEX/ - BB&T Corporation (NYSE: BBT) today said it has withdrawn its application with the U.S. Office of Thrift Supervision (OTS) for approval to make an offer to buy FloridaFirst Bancorp Inc. BB&T filed the application in November 2002.

(Photo: http://www.newscom.com/cgi-bin/prnh/20000131/BBTLOGO)

The OTS, which regulates all federally chartered thrifts, previously advised BB&T that it needed to seek prior approval because FloridaFirst had converted from a mutual to stock form of ownership within the previous three years.

"The OTS is applying a rigorous regulatory standard toward the sale of thrifts within three years of going public," said BB&T Chairman and Chief Executive Officer John Allison. "In light of information received from the OTS staff regarding our OTS application, we felt it best to withdraw the application. We continue to believe BB&T and FloridaFirst would make excellent partners, and we hope to be in a position to commence discussions with the management of FloridaFirst when the three-year period expires in December of this year."

FloridaFirst changed to a stock savings bank and reorganized into a mutual holding company in April 1999, then underwent a second stage conversion to a full stock company in December 2000. BB&T and FloridaFirst could enter into merger discussions in December 2003.

"Of course, we are disappointed that the current regulatory environment prevents us from moving forward with discussions with BB&T at this time," said FloridaFirst President and Chief Executive Officer Greg Wilkes. "However, FloridaFirst continues to believe that a combination with BB&T would be in the best interests of our customers, employees, and shareholders, and we hope to be in a position to commence discussions with them after December 2003."

FloridaFirst (Nasdaq: FFBK), with $848 million in assets, operates 19 banking offices in Polk, Manatee, Highlands and Sumter counties in central Florida.

Winston-Salem-based BB&T Corporation (NYSE: BBT), with $80.2 billion in assets as of Dec. 31, operates more than 1,100 banking offices in the Carolinas, Georgia, Virginia, Maryland, West Virginia, Kentucky, Tennessee, Florida, Alabama, Indiana and Washington, D.C.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections.